For more information, contact:

Katharine Boyce

Investor Relations Coordinator

Acxiom Corporation

(501) 342-1321

EACXM

GACXM

Acxiom® Release

LITTLE ROCK, Ark. – October 10, 2007 - Today, Acxiom® (NASDAQ: ACXM; www.Acxiom.com) reported that it had received full payment of the $65 million settlement amount related to its recently terminated Merger Agreement with Axio Holdings LLC and Axio Acquisition Corp. (collectively “Axio”).

The Company also reported that the $65 million settlement is significantly greater than the one-time expenses related to the terminated agreement and that the Merger Agreement did not include a $111 million termination fee as further explained below.

The Merger Agreement provided that, in the event all conditions to the closing of the merger transaction contemplated by the Merger Agreement were satisfied but the required debt financing for the transaction was not available, the Company would have been entitled to a break up fee of $66.75 million. In other circumstances in which Axio failed to close the proposed transaction in breach of the Merger Agreement, the Company was entitled to seek damages up to a limit of $111.25 million, but was not entitled to compel Axio to close the proposed transaction by seeking to specifically enforce the Merger Agreement.

In the event that a settlement agreement had not been reached, the Company would have had to pursue litigation in order to receive any compensation for damages.

Acxiom is a registered trademark of Acxiom Corporation.

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